Exhibit 99.1

CONTACTS: John Milligan

(650) 522-5756

Susan Hubbard

(650) 522-5715

For Immediate Release

GILEAD SCIENCES Announces FIRST Quarter 2005 Financial Results

- Record Total Revenues of $430.4 Million, Up 39 Percent over First Quarter 2004 -

- HIV Product Sales of $301.4 Million, Up 47 Percent over First Quarter 2004 -

- EPS of $0.34 Per Share -

Foster City, CA, April 19, 2005 - Gilead Sciences, Inc. (Nasdaq: GILD) announced today its results of operations for the first quarter ended March 31, 2005.  Total revenues for the first quarter of 2005 were $430.4 million, up 39 percent, compared to total revenues of $309.1 million for the first quarter of 2004.  Net income for the first quarter of 2005 was $157.1 million, or $0.34 per diluted share.  This compares to net income of $114.4 million, or $0.25 per diluted share for the first quarter of 2004, which included a pre-tax gain of $20.6 million related to Gilead’s warrants in Eyetech Pharmaceuticals, Inc. following the completion of Eyetech’s initial public offering.  Excluding the Eyetech gain in the first quarter of 2004, net income for the first quarter of 2005 grew 54 percent from non-GAAP net income of $101.9 million, or $0.22 per diluted share, for the first quarter of 2004.

Operating cash flow for the first quarter of 2005 was $227.2 million, compared to operating cash flow of $98.2 million for the first quarter of 2004, an increase of 131 percent.  This increase was principally driven by the growth in operating income.

Net revenues from product sales totaled $400.2 million for the first quarter of 2005, up 45 percent from the first quarter of 2004.  This growth continues to be driven primarily by our HIV product franchise, including the continued growth of product sales of Truvada® (emtricitabine and tenofovir disoproxil fumarate) since the U.S. launch in August of 2004, as well as higher product sales for Viread® (tenofovir disoproxil fumarate) and Emtriva® (emtricitabine).  HIV product sales were $301.4 million in the first quarter of 2005, a 47 percent increase from HIV product sales of $205.1 million for the same period in 2004.  Sales of Viread were $197.8 million in the first quarter of 2005, a 2 percent increase from $193.1 million in the first quarter of 2004.  U.S. sales of Viread were $96.5 million, and sales outside the United States totaled $101.3 million.  Compared to the same quarter last year, first quarter 2005 Viread sales growth was led by a 37 percent increase in European volume partially offset by an 18 percent volume decrease in the United States, which was primarily driven by patients switching from a Viread-containing regimen to one containing Truvada.  Emtriva sales were $12.4 million for the first quarter of 2005, up 4 percent from the first quarter of 2004.  Truvada sales were $91.2 million for the first quarter of 2005; sales of Truvada commenced in the third quarter of 2004 in the United States and in the first quarter of

2005 in certain European countries.   AmBisome® (amphotericin B) liposome for injection sales for the first quarter of 2005 were $54.2 million, an increase of 5 percent compared to the first quarter of 2004.  Sales volume of AmBisome in Europe increased by 7 percent when compared to the same period last year.  This increase in volume, along with higher sales volumes in Latin America, Africa and Asia, was partially offset by lower pricing in some regions.   Sales of Hepsera® (adefovir dipivoxil 10 mg) totaled $42.7 million for the first quarter of 2005, more than double the $18.9 million recorded in the first quarter of 2004, primarily driven by increases in volume in all regions.

“Gilead delivered another solid quarter led by net revenue from product sales, which increased 45 percent over the first quarter of 2004,” said John F. Milligan, PhD, Executive Vice President and Chief Financial Officer. “We are particularly pleased with the strong initial uptake of Truvada, contributing to record HIV product sales of over $300  million.  We will continue to invest in international product launches and research and development programs that support our strategy of building a leading worldwide anti-infective franchise.”

For the first quarter of 2005, royalty and contract revenues resulting from collaborations with corporate partners totaled $30.2 million, compared to $32.5 million in the first quarter of 2004.  The decrease in the first quarter of 2005 was primarily driven by $11.9 million of royalties earned from Tamiflu® (oseltamivir phosphate) sales by F. Hoffmann-La Roche, compared to $27.4 million of Tamiflu royalties earned in the first quarter of 2004.  Royalties earned in the first quarter of 2004 were higher due to Tamiflu sales in the fourth quarter of 2003 recognized by Roche as a result of the significant flu season in the United States and continued strong sales in Japan during that quarter.  For the first quarter of 2005, the decrease in royalty revenues from Tamiflu sales was partially offset by an increase in contract revenue, driven by a milestone payment of $7.0 million received from Eyetech upon the first commercial sale of Macugen® (pegaptanib sodium injection) in the United States during the quarter.

Research and development (R&D) expenses for the first quarter of 2005 were $70.4 million, compared to $58.5 million for the same quarter in 2004.  The higher R&D expenses during the first quarter of 2005 are attributable to the $15.0 million upfront license fee incurred by Gilead under its HIV licensing agreement with Japan Tobacco Inc., research and contract service fees paid by Gilead in relation to its hepatitis C collaborations as well as increased headcount, partially offset by a lower level of clinical trial activity and related costs.

Selling, general and administrative (SG&A) expenses for the first quarter of 2005 were $80.1 million, compared to $71.2 million for the same quarter of 2004.  The higher expenses are due primarily to increased headcount and expansion of our sales and marketing activities, partially offset by lower expenses due to timing of certain international conferences.

The net foreign exchange impact on pre-tax earnings, including revenue and expenses generated from outside the United States, as well as hedging activity for the first quarter of 2005, was a favorable $3.0 million compared to the same quarter of 2004, due primarily to a stronger Euro relative to the U.S. dollar.

As of March 31, 2005, Gilead had cash, cash equivalents and marketable securities of $1.47 billion, compared to $1.25 billion at December 31, 2004.  The increase in cash, cash equivalents and marketable securities is primarily attributable to operating cash flow of $227.2 million.

1                 Product and Pipeline Highlights

“In addition to our strong financial results, we achieved several business, commercial and clinical development milestones in the first quarter,” said John C. Martin, PhD, President and Chief Executive

Officer.  “We were proud to introduce Truvada to the European markets, giving doctors and patients in that region another weapon in the fight against HIV.  In addition, we entered into a licensing agreement with Japan Tobacco to develop and commercialize a novel HIV integrase inhibitor.  We also expanded our global Access Program for HIV medicines to several other countries in the regions of the Caribbean and Latin America.”

2                 HIV/AIDS Franchise

In early February, Gilead announced preliminary 48-week data from the company’s Study 934.  This study was designed to compare a regimen of Viread, Emtriva and Sustiva® (efavirenz) to Combivir® (lamivudine 150 mg/zidovudine 300 mg) and Sustiva in treatment-naive patients with HIV.  These results were presented in detail in a late-breaker presentation at the 18th International Conference on Antiviral Research, which took place in Barcelona, Spain, April 10-14, 2005.

On February 23, Gilead announced that the European Commission granted a Marketing Authorisation for Truvada in all 25 member states of the European Union (EU). Gilead began the commercial introduction of Truvada in the EU, with launches in the United Kingdom and Germany during the first quarter.  Truvada, first approved in the United States in August 2004, combines Gilead’s anti-HIV medications Emtriva and Viread in one tablet, taken once a day in combination with other antiretroviral agents.

In late February, the company also announced the presentation of preliminary 48-week data from the RAVE (Randomized Abacavir Viread Evaluation) study at the 12th Conference on Retroviruses and Opportunistic Infections (CROI) in Boston.  The RAVE study is a randomized, open-label, 48-week comparative trial of abacavir or Viread as replacement for a thymidine analog as part of highly active antiretroviral therapy in HIV-infected patients with lipoatrophy and controlled HIV RNA.

In March, Gilead announced that the company’s global Access Program for HIV medicines is being expanded to include additional countries in the Caribbean and Latin America.  There are now 95 countries representing an estimated 70 percent of the global epidemic included in the company’s access effort.

Also in March, the company announced that it entered into a licensing agreement with Japan Tobacco Inc. (JT), under which JT granted to Gilead exclusive rights to develop and commercialize a novel HIV integrase inhibitor (GS 9137, previously called JTK-303) in all countries of the world, excluding Japan.  In early April, Gilead received early termination of the Hart-Scott-Rodino waiting period from the United States Federal Trade Commission.  Gilead plans to initiate Phase I/II clinical studies of the compound in HIV-positive patients by mid-year.

Conference Call

At 4:30 p.m. Eastern Time today, Gilead will webcast a conference call live on the company’s website to discuss its quarterly results and outlook.  During the call, Gilead will be discussing additional financial and statistical information.  That information can be found on the company’s website at www.gilead.com, under “Investors.”  To access the live webcast or the archive via the internet, log on to www.gilead.com.  Please connect to the company’s website at least 15 minutes prior to the conference call to ensure adequate time for any software download that may be needed to hear the webcast.

Alternatively, please call 1-800-659-2032 (U.S.) or 1-617-614-2712 (international) and dial the participant passcode 41641836 to access the call.  Telephone replay is available approximately two hours after the call through 6:30 p.m. Eastern Time, April 22, 2005.  To access the replay, please call 1-888-286-8010 (U.S.) or 1-617-801-6888 (international) and dial the participant passcode 59314644.  The webcast will be archived on www.gilead.com for one year.

About Gilead

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need.  The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide.  Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

Non-GAAP Financial Information

Non-GAAP financial information is utilized by Gilead management to help gain a better understanding of the comparative operating performance of the company.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements include those relating to: revenues, research and development expenses, and selling, general and administrative expenses; the efficacy of any marketed or development-stage products; the timing of and ability to obtain marketing approval for Gilead’s development products; or the market introduction, competitive positioning and commercial arrangements for sale of its marketed or pipeline development products.  Gilead cautions readers that forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially.  These risks and uncertainties include our ability and the ability of our partners to successfully introduce and market our products and grow revenues, in particular, our ability to sustain the uptake and revenues for our HIV franchise; our ability to accurately estimate end-user demand since we must make numerous assumptions and must rely on incomplete data to make these estimates; our ability to effectively manage wholesaler inventory levels and the impact of those efforts on revenues; our ability to generate additional positive clinical data and expand the labels for our existing products; our ability to control the timing and amount of spending in our research and clinical programs; fluctuations in foreign currency against the U.S. dollar; our ability to achieve and the timing of milestones; we may not continue to observe the safety, tolerability and efficacy data for Viread, Hepsera, Emtriva and Truvada that we have observed to date; the safety and efficacy data obtained in controlled clinical trials for Viread, Hepsera, Emtriva and Truvada may not be observed in an uncontrolled clinical setting; and physicians and regulatory agencies may not see advantages of Truvada over other antiretrovirals and may therefore be reluctant to prescribe or grant regulatory approval for Truvada; and other risks identified from time to time in Gilead’s reports filed with the U.S. Securities and Exchange Commission.

Gilead directs readers to its Annual Report on Form 10-K for the year ended December 31, 2004, filed in March 2005, and its subsequent periodic reports on Form 8-K.  Gilead claims the protection of the Safe Harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. All forward-looking statements are based on information currently available to Gilead, and Gilead assumes no obligation to update any such forward-looking statements.

#  #  #

Viread, Emtriva, Truvada, AmBisome, and Hepsera are registered trademarks of Gilead Sciences, Inc.

Tamiflu is a registered trademark of F. Hoffmann-La Roche Ltd.

Macugen is a registered trademark of Eyetech Pharmaceuticals, Inc.

For more information on Gilead Sciences, please visit www.gilead.com or call the Gilead Public Affairs Department at 1-800-GILEAD-5 (1-800-445-3235).

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Three months ended
	March 31,
	2005	2004
	(unaudited)
Revenues:
Product sales	$400,211	$276,585
Royalty and contract revenue	30,203	32,542
Total revenues	430,414	309,127

Costs and expenses:
Cost of goods sold	57,415	34,949
Research and development	70,434	58,545
Selling, general and administrative	80,135	71,210
Total costs and expenses	207,984	164,704

Income from operations	222,430	144,423

Gain on Eyetech warrants (1)	—	20,576
Interest and other income, net	8,366	2,928
Interest expense	(9)	(2,089)
Minority interest	261	—

Income before provision for income taxes	231,048	165,838

Provision for income taxes	73,935	51,410

Net income	$157,113	$114,428

Net income per share - basic	$0.35	$0.27

Net income per share - diluted(2)	$0.34	$0.25

Shares used in per-share calculation - basic	449,549	427,268

Shares used in per-share calculation - diluted(2)	467,619	460,402

Notes:

(1)          During the first quarter of 2004, Gilead recorded a pre-tax gain of $20.6 million related to our warrants in Eyetech Pharmaceuticals, Inc., which completed its initial public offering during the quarter.  Excluding this gain and the related tax effect of $8.0 million, non-GAAP net income was $101.9 million.

(2)          Shares used in the calculation of net income per diluted shares for the quarter ended March 31, 2005 include the effect of 18.1 million stock options outstanding.  In accordance with SFAS No. 128, using the If-Converted Method, interest expense of $1.3 million related to convertible debt has been added back to net income for purposes of calculating diluted net income per share for the quarter ended March 31, 2004.  Shares used in the calculation of net income per diluted share for the quarter ended March 31, 2004 includes the effect of 18.4 million stock options outstanding and the effect of the $345.0 million 2% convertible senior debt, which converts to approximately 14.7 million shares.

GILEAD SCIENCES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	March 31,	December 31,
	2005	2004
	(unaudited)	(note 1)
Assets
Cash, cash equivalents and marketable securities	$1,471,767	$1,254,038
Other current assets	598,477	595,656
Total current assets	2,070,244	1,849,694
Property, plant and equipment, net	225,428	223,106
Other noncurrent assets	73,811	83,163
	$2,369,483	$2,155,963

Liabilities and stockholders’ equity
Current liabilities	$270,219	$253,453
Long-term obligations	35,912	31,638
Stockholders’ equity	2,063,352	1,870,872
	$2,369,483	$2,155,963

Notes:

(1)          Derived from audited consolidated financial statements at that date.